Exhibit 10.16

AGREEMENT

AGREEMENT made this 11th day of June 2007, by and between Capital Financial Media, LLC., with its principal offices at 103 NE 4th Street, Delray Beach, FL 33444 (“Capital”) and Universal Energy Corp., with offices at 30 Skyline Drive, Lake Mary, FL 32746 (the “Company”).

WHEREAS, the Company is publicly held with a market for its securities; and

WHEREAS, the Company desires to publicize itself with the intention of making its name and business better known to potential shareholders and institutional investors; and

WHEREAS, Capital is preparing an email piece to be distributed by Capital; and

WHEREAS, Capital is in the business of public relations, direct email advertising and other related activities; and

WHEREAS, Capital is willing to assist the Company by creating and distributing the mail piece.

NOW THEREFORE, in conclusion of the mutual covenants herein contained, it is agreed:

1.	Engagement. The Company hereby engages Capital, and Capital hereby agrees, to:

a) Prepare an email package about the Company and to distribute the package to no less than 700,000 opt-in only U.S. residents to states in which such emailing is permitted, based in part by material and information furnished by the Company and other publicly available information. Capital will also send out coverage of UVSE to its proprietary opt-in email list through its e-letter of smallcapfortunes.com. Capital will send out at least one update per week on UVSE to its email list. Capital will also utilize pay per click services and create a minimum of 10,000 clicks to the UVSE email promotion per week for a 5 week period.

b) The Company represents that the information furnished to Capital is true, accurate and not misleading and can be substantiated by information in the Company’s public filings or on its website.

c) Capital assumes no responsibility for the accuracy of the information furnished to it by the Company and is under no duty and is not being paid to verify that the information furnished is not false and misleading or omits to state any fact to ensure that the information distributed is not false, misleading or deceptive.

2.	Assistance. The Company acknowledges Capital will create and distribute a report on the Company. Capital agrees to assist in additional report mailings, as requested, based upon additional production budgets as agreed between the parties. All email package disseminations paid for by the Company will be fully disclosed (disclosing the amount and nature of compensation and associated costs of the program and, where feasible, the compensation to be received by Capital and/or any affiliate of Capital.)

3.	Preparation of Report. The Company will cooperate fully and timely with Capital to supply all materials reasonably requested by Capital to enable it to create and disseminate the report. Because Capital will rely upon this information, the Company warrants and represents to Capital that all information provided by the Company to Capital shall be true, accurate, and complete and not misleading or deceptive, in any material respect.

4.	Company Review. No material about the Company shall be distributed by Capital unless and until the Company has reviewed all information relating to the Company in the email package. The Company will act diligently and promptly in reviewing the information in the email package submitted to it by Capital to enhance timely distribution of the materials and will inform Capital in writing of any inaccuracies contained in the material prepared prior to the projected publication and/or delivery dates. The Company will represent and warrant in writing that all information, including financial information which Company provides Capital is correct in all aspects and is not false or misleading in any material respect.

5.	Company Content. Company may provide to Capital, without limitation, images, and other textual, graphical and/ or multimedia content regarding Company for use in preparing advertising and promotional material (“Company Content”). Company hereby grants Capital a revocable, non-exclusive right and license to use, exhibit, excerpt, publish, and transmit via the Internet and otherwise use such Company Content for the purpose of advertising and promoting Company in accordance with this Agreement.

6.	Program Cost. In consideration of the services to be performed by Capital and various vendors and sub-contractors retained by it of, distributing, including the costs of renting email lists, copy writers, and other related costs, the Company agrees to pay Capital, which includes payment of Capital’s overhead incurred and profit in connection with performance of this Agreement, $175,000 as follows:

a) a deposit of $100,000 to be paid on the signing of this Agreement; and

b) $75,000 payable 3 days prior to first email date.

7.	Disclaimer. CAPITAL MAKES NO REPRESENTATION THAT: (A) THE PUBLICATION AND DISTRIBUTION OF THE COMPANY’S MATERIAL WILL RESULT IN ANY ENHANCEMENT TO THE COMPANY, (B) THE PRICE OF THE COMPANY’S PUBLICLY TRADED SECURITIES WILL INCREASE, (C) ANY PERSON WILL BECOME A SHAREHOLDER IN THE COMPANY AS A RESULT OF THE DISTRIBUTION, (D) ANY PERSON WILL LEND MONEY TO OR INVEST IN THE COMPANY OR (E) THAT IT HAS VERIFIED ANY OF THE FACTUAL CONTENT OF THE EMAIL PACKAGE.

8.	Limitation of Capital’s Liability. Except for in connection with Section 8 of this Agreement, if Capital or its sub-contractors fails to perform its services hereunder, the entire liability of Capital and its sub-contractors to the Company shall not exceed the lesser of: (a) the amount of cash payment Capital has received from the Company, excluding any non-refundable deposits and or (b) the actual and direct damage to the Company as a result of such non-performance; provided, however, that this limitation on liability shall not apply in connection with any loss or damages arising in any way out of the gross negligence or willful misconduct of Capital.

9.	Mutual Indemnification. Each party will indemnify, defend, and hold the other party, its parent, affiliates, agents and employees, harmless from and against any and all claims, actions, liabilities, losses, costs and expenses arising from or in connection with (a) such party’s breach of this Agreement, including but not limited to its representations and warranties; or (b) such party’s gross negligent acts or omissions. Each party agrees to give the other party prompt written notice of any claims, to tender the defense to the indemnifying party, and to grant the indemnifying party the right to control settlement and resolution, provided that in defending or settling such claim the indemnifying party shall not prejudice the rights of or disclose the Confidential Information of the indemnified party, without the prior written consent of the indemnified party (which consent shall not be unreasonable withheld). The indemnifying party agrees to pay all costs of liability, settlement and defense, including attorney fees and costs.

10.	Confidentiality. Until such time as information or any non-public portion thereof becomes publicly available, Capital agrees that any information provided to it by the Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon the written request to it. Capital will use its best efforts to ensure that its sub-contractors are aware of this confidentiality provision and will request them to comply with it, even though they are not parties to this Agreement. Capital and the Company acknowledge and agree that money damages would not be a sufficient remedy for any breach by Capital of this Section 8 and that the Company shall be entitled to specific performance and injunctive or other equitable relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or in equity to the Company.

11.	Compliance with Laws. Capital and Company mutually agrees that in completing their obligations as set forth in this Agreement, Capital and Company will take all reasonable steps to comply with all federal, state and local laws, regulations, ordinances or other requirements, including but not limited to the U.S. federal and state securities laws.

12.	Independent Contractor. Capital and the Company acknowledge that Capital is providing the services hereunder as an independent contractor, retaining control over and responsibility for Capital’s own operations and personnel. Except as otherwise set forth herein, Capital does not have, nor shall it represent itself as having, any right, power or authority to create any contract or obligation on behalf of, or in the name of, the Company. Capital shall file all tax returns and reports required to be filed by it or any of its employees or agents on the basis that Capital is an independent contractor, rather than an employee, of the Company.

13.	Notices. All notices hereunder shall be in writing and addressed to the party at the address set forth below, or at such address as to which written notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail, or by national overnight courier. If the Company is a non-resident of the United States, the equivalent services of the postal system of the Company’s residence may be used. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

14.	Notice shall be addressed to Capital at:

Capital Financial Media, LLC.

Attn: Brian Sodi,

103 NE 4th Street

Delray Beach, FL 33444

(561) 272-0460

and to the Company at:

Universal Energy Corp.

Attn: Dyron Watford

30 Skyline Drive

Lake Mary, FL 32746

Such addresses and notices may be changed at any time by either party by utilizing the foregoing notice procedures.

15.	Eligibility. Capital shall have no obligation to send any email to residents of states of the United States of America in which the common stock of the Company cannot be secondarily traded on a solicited basis. The Company shall furnish a list of permissible states to Capital within ten (10) days of the furnishing of the initial retainer. The Company can supplement this list at any time up until five (5) days before the initial mailing. The Company and Capital will agree upon the states on that list to which the mailings will be directed.

16.	Miscellaneous.

a)	Governing Law. This agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.

b)	Arbitration and Venue in Florida. The parties agree that any dispute arising out of this Agreement or other transactions contemplated thereby shall be subject to arbitration prior to the filing of any civil action. Such arbitration shall be governed by the Rules of the American Arbitration Association and take place at the facilities of the American Arbitration Associate in Miami, Florida. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the State of Florida for any appeal of the arbitration award.

c)	Multiple Counterparts. This Agreement, including the agreement to arbitrate, may be executed in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

d)	Severability. If any one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, such shall not affect any other provision hereof, and this Agreement shall be construed as is such provision had never been contained herein.

e)	Regulatory Acceptance. If the stock of the Company is listed on a foreign exchange(s), this Agreement shall be subject to its acceptance by such exchange(s) to the extent required by the rules of such exchange(s).

f)	No Presumption Against Draftsman. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

EXECUTED as a sealed instrument as of the date and year first above written.

Capital Financial Media, LLC.		Universal Energy Corp.

By:	/s/ Brian Sodi	By:	/s/ Dyron M. Watford
	Brian Sodi, Managing Member		Dyron Watford, Chief Financial Officer